EXHIBIT 99.1

FOR:	NATHAN'S FAMOUS, INC.

COMPANY	Ronald G. DeVos, Vice President - Finance and CFO
CONTACT:	(516) 338-8500 ext. 229

FOR IMMEDIATE RELEASE

NATHAN'S FAMOUS, INC. AUTHORIZES 500,000 SHARE BUYBACK

WESTBURY, N.Y., November 13, 2008 -- Nathan's Famous, Inc. (NASDAQ:NATH) today announced that its Board of Directors has authorized the purchase of up to an additional 500,000 shares of its common stock on behalf of the Company. Purchases will be made from time to time, depending on market conditions, in open market or privately negotiated transactions, at prices deemed appropriate by management. There is no set time limit on the repurchases.

To date, pursuant to prior share repurchase programs, Nathan’s has acquired an aggregate 2,483,884 shares of its common stock at a cost of $16,187,000 and there are currently 16,116 shares available to be repurchased pursuant to the share repurchase plan authorized on November 5, 2007.

About Nathan’s Famous

Nathan’s products are currently distributed in 50 states, the District of Columbia and four foreign countries through its restaurant system, Branded Product Program and retail licensing activities. The Nathan’s restaurant system currently consists of 241 units, comprised of 235 franchised or licensed units and six company-owned units (including one seasonal unit). For additional information about Nathan’s please visit our website at www.nathansfamous.com.

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; the ability to obtain an adequate supply of beef and other food products at competitive prices; capacity; the regulatory and trade environment; and the risk factors reported from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update such forward-looking statements.